EXHIBIT 21


                         LIST OF SUBSIDIARIES

     The Partnership is a limited partner in Adams/Wabash Limited
Partnership, an Illinois limited partnership. Adams/Wabash Limited Partnership holds title to the Adams/Wabash Self Park.

     Reference is made to the Notes to Financial Statements filed with this annual report for a summary description of the terms of such partnership agreement. The Partnership's interest in the foregoing joint venture partnership and the results of its operations are included in the Consolidated Financial Statements of the Partnership filed with this annual report.